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                              ARTHUR ANDERSEN LLP


                                                            EXHIBIT 15



To the Stockholders and
the Board of Directors of
Delta Air Lines, Inc.:



We are aware that Delta Air Lines, Inc. has incorporated by reference in its Registration Statement Nos. 2-94541, 33-30454, 33-50175, 33-52045, and 33-65391
its Form 10-Q for the quarter ended September 30, 1996, which includes our report dated November 1, 1996 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the Registration Statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.



Arthur Andersen LLP
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Atlanta, Georgia
November 1, 1996